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                                   Exhibit 8.1
                       Form of Opinion of Winston & Strawn
                           with respect to Tax Matters


                                 ________, 2000


         Re:  Dealer Auto Receivables Corp.
              Registration Statement On Form S-3 (Reg. No. 333-32802)
              -------------------------------------------------------

Ladies and Gentlemen:

              We have acted as special federal tax counsel to Dealer Auto Receivables Corp., a Delaware corporation (the "REGISTRANT"), in connection with the proposed issuance and sale of its Dealer Auto Receivables Asset-Backed Notes, Class A-1, Dealer Auto Receivables Asset-Backed Notes, Class A-2, Dealer Auto Receivables Asset-Backed Notes, Class A-3 and Dealer Auto Receivables Asset-Backed Notes, Class B (collectively, the "NOTES") and Dealer Auto Receivables Asset-Backed Certificates (the "CERTIFICATES") to be issued from the Dealer Auto Receivables Owner Trust 2000-1, a limited purpose Delaware business trust (the "TRUST"). The property of the Trust will include retail installment contracts relating to the purchase of new or used automobiles. The Notes will be issued pursuant to an indenture (the "INDENTURE") between the Trust and an indenture trustee.

              As special tax counsel to Registrant, we have expressed our opinion regarding the material United States federal income tax consequences of the proposed issuance of the Notes and Certificates to the holders thereof. Our opinion is contained in the sections titled "MATERIAL FEDERAL INCOME TAX CONSEQUENCES" in the prospectus and prospectus supplement relating to the Notes and Certificates (the "PROSPECTUS"), which is a part of the Registration Statement on Form S-3 (the "REGISTRATION STATEMENT") filed with the Securities and Exchange Commission (the "COMMISSION") initially on March 20, 2000, under the Securities Act of 1933, as amended (the "ACT"), for the registration of the Notes and Certificates under the Act. We hereby adopt and confirm as our opinion that the statements contained in the section of the Prospectus titled "MATERIAL FEDERAL INCOME TAX CONSEQUENCES", to the extent that they concern matters of United States federal income tax law, are correct in all material respects.

              Our opinion is based upon the current provisions of the Code, Treasury Regulations promulgated thereunder, current administrative rulings, judicial decisions, and other applicable authorities, all as in effect on the date of such opinions. All of the foregoing authorities are subject to change or new interpretation, both prospectively and retroactively, and such changes or interpretation, as well as the changes in the facts as they have been represented to us or assumed by us, could affect our opinions. Our opinion does not foreclose the possibility of a contrary determination by the Internal Revenue Service (the "IRS") or by a court of competent jurisdiction, or of a contrary position by the IRS or Treasury Department in regulations or rulings issued in the future. Furthermore, our opinion assumes that all the transactions contemplated by the Prospectus will be consummated in accordance with the terms

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of the Prospectus, including without limitation, that holders of Notes will treat such Notes as indebtedness.

              We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to a reference to this firm (as counsel to the Registrant) under the heading "Material Federal Income Tax Consequences" and "Legal Matters" in the Prospectus forming a part of the Registration Statement, without implying or admitting that we are "experts" within the meaning of the Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this exhibit.

                                     Very truly yours,

                                     /s/ Winston & Strawn











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